Exhibit 99.2

SHAREHOLDER LETTER Q1 2021

Q1 2021

Highlights

●	Transaction Value increased 58% year-over-year for the first quarter of 2021, accelerating from 51% year-over-year growth in Q4 2020 and exceeding the high end of our guidance range.

●
Record breaking quarterly performance in P&C, as leading auto insurance carriers increased customer acquisition investments significantly in a profitable underwriting environment, driving 74% year-over-year revenue growth in this vertical.

●	In Health, business development efforts led to strong extended open enrollment period (OEP) performance as health insurance carriers increased customer acquisition investment.

●	We drove organic sequential growth in Life and Other, with continued growth in investments from life insurance carriers as they adopt the direct channel and a modest pickup in Travel demand.

Q1 2021 Results

	Q1
	2020	2021	YoY Change

Revenue	$119.4	$173.6	45.3%
Transaction Value [1]	$166.0	$262.5	58.1%

Gross Profit	$18.8	$26.4	40.7%
Contribution [1]	$19.7	$27.9	41.5%

Net Income	$8.8	$0.2	-98.0%
Adjusted EBITDA [1]	$12.7	$16.3	28.5%

1 See “Key Business and Operating Metrics and Non-GAAP Financial Measures” for additional information regarding non-GAAP metrics used in this shareholder letter.

Q1 2021

Executive Summary

With one quarter of 2021 now under our belts, it’s clear that this year has ushered in a new normal. According to a recent survey from McKinsey & Company, 73% of US respondents adopted new shopping behaviors due to the pandemic in 2020, with more than 75% intending to maintain those behaviors going forward. The shift to online shopping had long been in progress, but last year was an unprecedented accelerant, and we believe these new habits are here to stay.

When you combine this rapid shift to digital with the strength of our business fundamentals, as outlined in our shareholder letter last quarter, it’s not surprising that we are aggressively outpacing our competitors in the insurance vertical. As the chart below shows, we believe we not only have the largest scale and the highest operating leverage in our industry, as measured by our core Transaction Value metric, but we’re also growing at the fastest rate. That growth has continued into the first quarter of this year, as we again reached a new record for Transaction Value at $262.5 million, up 58% from the same period last year and exceeding the high end of our guidance. Driving this growth was the continued outstanding performance of our Property & Casualty insurance vertical, as well as excellent momentum in our Health insurance vertical, which achieved 51% year-over-year growth.

Our growth and scale have significantly outpaced the competition  MAX  Insurance TV(1): $768M  YoY Growth: 60%  Total TV(1)/Employee: $7.0M  QNST  Financial Svcs Rev.: $387M  YoY Growth: 7%  Total Rev./Employee: $0.9M  TREE  Insurance Rev.: $334M  YoY Growth: 17%  Total Rev./Employee: $0.7M  EVER  Insurance Rev.: $347M  YoY Growth: 39%  Total Rev./Employee: $0.8M  DMS  Insurance Rev.: $164M  YoY Growth: 44%  Total Rev./Employee: $0.8M  FY2020 TV / Revenue(1) per Employee ($MM’s)  (1) FY20 Transaction Value is used in place of Revenue for MAX, as we believe it is the most comparable metric to our competitors’ Revenue. Source: Public Company Filings.  Year over Year Revenue / Transaction Value (1) Growth

Our growth has been achieved in part through a significant increase in the number of our meaningful supply partners in the first quarter. When you look at supply partners in our open marketplace contributing in excess of $1 million in Transaction Value per quarter, we’ve grown the number of and Transaction Value from such partnerships by 35% and 51%, respectively, versus the same period last year.

Q1 2021

Our industry-leading scale and growth rate are directly related to our highly efficient operating model, which can be measured in Transaction Value per employee of $7 million in 2020—more than seven times that of our closest public competitor. We convert nearly 60% of Contribution to Adjusted EBITDA, which we believe is by far the highest rate in our industry. Our focus on operating discipline gives us the flexibility to work with our partners in ways we believe that others cannot. Namely, we are able to offer our partners attractive margins that competitors are not able to match over the mid to long-term, and this is particularly the case for our largest partners using our highly automated private platform model. Further, as a data science company with machine learning at our core, our growing scale equates to a higher quantum of data, which allows us to offer our deeply integrated partners superior targeting and predictive analytics capabilities. All of this adds up to greater efficiencies and superior economics for our partners, which is our core mission.  We do not think of the opportunities ahead of us in terms of winning and losing; our competitive references above are simply to illustrate the success of our model, which is most readily seen in our growing relative market share, as measured by our key financial metric, Transaction Value.

As we discussed last quarter, we are focused on our core insurance verticals and the massive opportunity that we continue to see in this market. As consumer habits rapidly shift online and direct insurers continue to push the industry toward digital transformation, the digital distribution market is expected to reach $22B by 2025, up from $9B in 20202. But despite such strong growth, insurance marketers still lag marketers overall in terms of budget allocation to digital channels for customer acquisition. In 2020, the insurance industry spent only 21% of its marketing dollars on digital channels, while that figure was 65% for marketers overall. We believe that our growth in Transaction Value, which far exceeds that of our competitors, is a very strong indicator of the value and differentiation of our marketplace.  As the insurance industry shifts ever more of its spending to customer acquisition through digital channels, we expect to continue to grow rapidly, and to further increase our industry-leading market share.

In addition, we intend to capture additional market share through our push into the agent distribution channel. We are focused on bringing an unprecedented level of innovation and efficiency to this market, and continue to receive positive feedback from our client base, some of whom have reported outstanding results.

2 Source: S&P Global Market Intelligence, KFF, and William Blair Equity Research

Q1 2021

Financial Discussion - Transaction Value and Revenue Metrics

We delivered strong financial results again in Q1 2021, generating Transaction Value of $262.5 million, the highest quarterly Transaction Value in the Company’s history and an increase of 58% over the first quarter of 2020. Transaction Value represents the total gross investment in customer acquisition executed by our partners on our platform, and is one of the key metrics that reflects our ability to drive value for our partners and increase our share of wallet as budgets increasingly move online.

Transaction Value by Vertical  ($ in millions)  $124  $21  $72  Q2 ’19  $151  $26  $95  Q3 ’19  $170  $54  $89  Q4 ’19  $166  $33  $105  Q1 ’20  $175  $32  $125  Q2 ’20  $218  $34  $161  Q3 ’20  $257  $77  $159  Q4 ’20  $262  $50  $183  Q1 ’21  Property & Casualty insurance  Health insurance  Life insurance  Other

Transaction Value generated from our insurance verticals grew to $248.2 million in Q1 2021, up 67% year over year, driven by  increased demand from both direct writers and agent-based carriers in our Property & Casualty insurance vertical, leading to our highest quarterly performance to date.  This was driven by a highly profitable underwriting environment in auto insurance and the continued shift of marketing budgets from offline to online.

Insurance Transaction Value & Consumer Referrals  (in millions)  $350  $300  $250  $200  $150  $100  $50  $-  14  $101  Q2 ’19  16  $129  Q3 ’19  19  $151  Q4 ’19  18  $149  Q1 ’20  19  $166  Q2 ’20  20  $207  Q3 ’20  23  $246  Q4 ’20  25  $248  Q1 ’21  25  23  20  18  15  13  10  8  5  3 -  Insurance Transaction Value  Insurance consumer referrals

We generated $173.6 million of total revenue in the first quarter of 2021, up 45% year-over-year, driven by strong results in our insurance verticals.

Q1 2021

Revenue by Vertical  ($ in millions)  $89  $19  $47  Q2 ’19  $110  $23  $66  Q3 ’19  $126  $45  $62  Q4 ’19  $119  $28  $72  Q1 ’20  $124  $26  $89  Q2 ’20  $152  $27  $114 Q3 ’20  $190  $58  $123  Q4 ’20  $174  $36  $126  Q1 ’21  Property & Casualty insurance  Health insurance  Life insurance  Other  Q1 2021 Revenue Mix by Vertical  Other  2%  Life insurance  5%  Health insurance  21%  Property & Casualty insurance 72%

Revenue from our Property & Casualty insurance vertical grew 74% year-over-year to $125.5 million in Q1 2021, driven by favorable trends in the auto insurance sector with increased budgets led by agent-based carriers and increased supply from key partners.

Revenue from our Health insurance vertical grew 29% year-over-year to $35.9 million in Q1 2021, driven by increased adoption of the DTC distribution channel and higher investments from our demand partners during the extended open enrollment period in under 65 Health insurance.  With consumers increasingly searching for Health insurance online, Google announced a new certification requirement for Health insurance advertisers in April. We are in the certification process with Google and expect to be certified by Q3 2021. Improvements in the quality of search advertising stand to benefit us over the long term, increasing our opportunity and competitive advantage, as they have in the past. As the DTC channel evolves, we see continued opportunity in the Health insurance vertical.

Revenue from our Life insurance vertical declined to $8.0 million in Q1 2021, compared with $9.6 million last year, driven by certain supply partners migrating to our private platform where Transaction Value converts to GAAP revenue at a fractional rate (see “Transaction Value” below).  Transaction Value generated from our Life insurance vertical grew 40% to $14.4 million in Q1 2021, compared with $10.3 million in Q1 2020, driven by increased demand from carriers as mortality concerns related to COVID‑19 eased and carriers continued to enhance the online application experience.  This led to growth in supply and continued sequential growth, with Revenue up 31% from Q4 2020.

Our Other vertical, which consists of travel, education, and consumer finance, generated $4.2 million of revenue in Q1 2021, compared with $9.9 million last year, due primarily to continued pressure in the travel industry due to the ongoing COVID-19 pandemic.  Sequentially, we saw a modest uptick in travel demand, driving 45% growth in this vertical over Q4 2020.

Q1 2021

Financial Discussion - Profitability

Gross profit was $26.4 million in Q1 2021, a year-over-year increase of 41%. Contribution, which generally represents revenue less revenue share payments and online advertising costs, was $27.9 million in Q1 2021, a year-over-year increase of 42%. Contribution margin was 16.1% in Q1 2021, compared with 16.5% in the first quarter of 2020.  The decrease was driven primarily by Transaction Value growth from deeply integrated partners at lower take rates.

Contribution & Margin  ($ in millions)  $45  $40  $35  $30  $25  $20  $15  $10  $5  $-  17%  $15  Q2 ’19  17%  $19  Q3 ’19  17%  $21  Q4 ’19  17%  $20  Q1 ’20  16%  $20  Q2 ’20  14%  $22  Q3 ’20  16%  $31  Q4 ’20  16%  $28  12 ’21  20%  18%  16%  14%  12%  10%  8%  6%  4%  2%  0%  Contribution  Contribution Margin

Net Income was $0.2 million in Q1 2021, compared with $8.8 million in the first quarter of 2020. The decline in net income was driven primarily by year-over-year increases in non-cash equity-based compensation expense and additional costs associated with our secondary offering of $9.3 million and $2.8 million, respectively.

Adjusted EBITDA was $16.3 million in Q1 2021, a year-over-year increase of 29%. Adjusted EBITDA growth was driven by strong top line and Contribution performance.  Adjusted EBITDA margin was 9.4%, compared with 10.6% in the first quarter of 2020, driven by lower contribution margin and increased SG&A due primarily to public company costs.

EBITDA & Margin  ($ in millions)  $30  $25  $20  $15  $10  $5  $-  11%  $9  Q2 ’19  11%  $12  Q3 ’19  11%  $14  Q4 ’19  11%  $13  Q1 ’20  11%  $13  Q2 ’20  9%  $14  Q3 ’20  10%  $18  Q4 ’20  9%  $16  Q1 ’21  14%  12%  10%  8%  6%  4%  2%  0%  Adj. EBITDA  Adj.  EBITDA / Revenue  EBITDA as a % of Contribution  ($  in millions)  $30  $25  $20  $15  $10  $5  $-  62%  $9%  Q2 ’19  62%  $12  Q3 ’19  65%  $14  Q4 ’19  64%  $13  Q1 ’20  65%  $13  Q2 ’20  $64  $14  Q3 ’20  59%  $18  Q4 ’20  58%  $16 Q1 ’21  80%  70%  60%  50%  40%  30%  20%  10%  0%  Adj. EBITDA  Adj.  EBITDA / Contribution

Q1 2021

Financial Discussion - Q2 and FY 2021 Outlook 3

Our guidance for Q2 2021 reflects strong momentum in our Property & Casualty insurance vertical with continued budget expansion from carrier partners, continued momentum in our Health insurance vertical as we continue to deepen our relationships with key carriers, modestly higher budget allocations in our Life insurance vertical, and modest increases from our Other vertical as Travel demand expands. For FY 2021, we expect to benefit from growing adoption of the DTC channel across our insurance verticals and an ongoing “soft market” in our Property & Casualty insurance vertical, and as such we are raising our guidance for Transaction Value, Contribution and Adjusted EBITDA for full year 2021.

	Q2 2021			FY 2021
Transaction Value [4]	$255.0 million	-	$260.0 million	$1,050.0 million	-	$1,100.0 million
Y/Y Growth	45.5%		48.4%	28.7%		34.9%

Revenue	$156.0 million	-	$161.0 million	$680.0 million	-	$710.0 million
Y/Y Growth	26.2%		30.2%	16.3%		21.4%

Contribution [3]	$25.0 million	-	$27.0 million	$114.0 million	-	$118.0 million
Y/Y Growth	22.7%		32.5%	23.1%		27.4%

Adjusted EBITDA [3]	$14.5 million	-	$15.5 million	$65.0 million	-	$67.0 million
Y/Y Growth	9.6%		17.1%	11.9%		15.4%

Revenue: For the second quarter, we expect revenue to be in the range of $156.0 million - $161.0 million, an increase of 28.2% year-over-year at the midpoint. For the full year, we expect revenue to be in the range of $680.0 million - $710.0 million, an increase of 18.8% year-over-year at the midpoint.

3 With respect to the Company’s projections of Contribution and Adjusted EBITDA under “Financial Discussion – Q2 and FY 2021 Outlook”, MediaAlpha is not providing a reconciliation of Contribution or Adjusted EBITDA to the respective GAAP measures because the Company is unable to predict with reasonable certainty the reconciling items that may affect gross profit and net income without unreasonable effort, including equity-based compensation, transaction expenses and income tax expense. These reconciling items are uncertain, depend on various factors and could significantly impact, either individually or in the aggregate, the GAAP measures for the applicable period.
4 See “Key Business and Operating Metrics and Non-GAAP Financial Measures” for additional information regarding non-GAAP metrics used in this shareholder letter.

Q1 2021

Adjusted EBITDA: For the second quarter, we expect Adjusted EBITDA to be in the range of $14.5 million - $15.5 million, an increase of 13.4% year-over-year at the midpoint.  For the full year, we expect Adjusted EBITDA to be in the range of $65.0 million - $67.0 million, an increase of 13.6% year-over-year at the midpoint.

We expect total shares outstanding to be 59.4 million and 64.6 million on a common and fully diluted basis, respectively, at the end of Q2 2021.

After a year of unprecedented challenges, change, and accomplishment, it’s gratifying to kick off 2021 with a very strong quarter and an increasingly bullish outlook. We look forward to what lies ahead for the rest of 2021.

Thank you,

Steve Yi	Tigran Sinanyan
Co-Founder & CEO	CFO

Q1 2021

Key Business and Operating Metrics and Non-GAAP Financial Measures

In addition to traditional financial metrics, we rely upon certain business and operating metrics that are not presented in accordance with GAAP to estimate the volume of spending on our platform, estimate and recognize revenue, evaluate our business performance and facilitate our operations. Such business and operating metrics should not be considered in isolation from, or as an alternative to, measures presented in accordance with GAAP and should be considered together with other operating and financial performance measures presented in accordance with GAAP. Also, such business and operating metrics may not necessarily be comparable to similarly titled measures presented by other companies.

Transaction Value

We define “Transaction Value” as the total gross dollars transacted by our partners on our platform. Transaction Value is a direct driver of revenue, with differing revenue recognition based on the economic relationship we have with our partners. Our partners use our platform to transact via open and private platform transactions. In our open platform model, revenue recognized represents the Transaction Value and revenue share payments to our supply partners represent costs of revenue. In our private platform model, revenue recognized represents a platform fee billed to the demand partner or supply partner based on an agreed-upon percentage of the Transaction Value for the Consumer Referrals transacted, and accordingly there are no associated costs of revenue. We utilize Transaction Value to assess revenue and to assess the overall level of transaction activity through our platform. We believe it is useful to investors to assess the overall level of activity on our platform and to better understand the sources of our revenue across our different transaction models and verticals.

The following table presents Transaction Value by platform model for the three months ended March 31, 2021 and 2020:

	Three Months Ended March 31,
(in thousands)	2021	2020
Open platform transactions	$169,348	$117,022
Percentage of total Transaction Value	64.5%	70.5%
Private platform transactions	93,114	49,026
Percentage of total Transaction Value	35.5%	29.5%
Total Transaction Value	$262,462	$166,048

The following table presents Transaction Value by vertical for the three months ended March 31, 2021 and 2020:

	Three Months Ended March 31,
	2021	2020
(in thousands)
Property & casualty insurance	$183,426	$104,860
Percentage of total Transaction Value	69.9%	63.2%
Health insurance	50,342	33,346
Percentage of total Transaction Value	19.2%	20.1%
Life insurance	14,442	10,316
Percentage of total Transaction Value	5.5%	6.2%
Other	14,251	17,526
Percentage of total Transaction Value	5.4%	10.6%
Total Transaction Value	$262,462	$166,048

Q1 2021

Contribution and Contribution Margin

We define “Contribution” as revenue less revenue share payments and online advertising costs, or, as reported in our consolidated statement of operations, revenue less cost of revenue (i.e., gross profit), as adjusted to exclude the following items from cost of revenue: equity-based compensation; salaries, wages, and related costs; internet and hosting; amortization; depreciation; other services; and merchant-related fees. We define “Contribution Margin” as Contribution expressed as a percentage of revenue for the same period. Contribution and Contribution Margin are non-GAAP financial measures that we present to supplement the financial information we present on a GAAP basis. We use Contribution and Contribution Margin to measure the return on our relationships with our supply partners (excluding certain fixed costs), the financial return on and efficacy of our online advertising costs to drive consumers to our proprietary websites, and our operating leverage. We do not use Contribution and Contribution Margin as measures of overall profitability. We present Contribution and Contribution Margin because they are used by our management and board of directors to manage our operating performance, including evaluating our operational performance against budget and assessing our overall operating efficiency and operating leverage. For example, if Contribution Margin increases and our headcount costs remain steady, our Adjusted EBITDA and operating leverage increase. If Contribution Margin decreases, we may choose to re-evaluate and re-negotiate our revenue share agreements with our supply partners, to make optimization and pricing changes with respect to our bids for keywords from primary traffic acquisition sources, or to change our overall cost structure with respect to headcount, fixed costs and other costs. Other companies may calculate Contribution and Contribution Margin differently than we do. Contribution and Contribution Margin have their limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results presented in accordance with GAAP.

The following table reconciles Contribution and Contribution Margin with gross profit, the most directly comparable financial measure calculated and presented in accordance with GAAP, the three months ended March 31, 2021 and 2020:

	Three Months Ended March 31,
(in thousands)	2021	2020
Revenue	$173,588	$119,445
Less cost of revenue	(147,179)	(100,669)
Gross profit	$26,409	$18,776
Adjusted to exclude the following (as related to cost of revenue):
Equity-based compensation	400	21
Salaries, wages, and related	464	356
Internet and hosting	102	123
Other expenses	105	68
Depreciation	7	5
Other services	291	219
Merchant-related fees	90	152
Contribution	$27,868	$19,720
Gross Margin	15.2%	15.7%
Contribution Margin	16.1%	16.5%

Consumer Referrals

We define “Consumer Referral” as any consumer click, call or lead purchased by a buyer on our platform. Click revenue is recognized on a pay-per-click basis and revenue is earned and recognized when a consumer clicks on a listed buyer’s advertisement, presented subsequent to the consumer’s search (e.g. auto insurance quote search or health insurance quote search). Call revenue is earned and recognized when a consumer transfers to a buyer and remains engaged for a requisite duration of time, as specified by each buyer. Lead revenue is recognized when we deliver data leads to buyers. Data leads are generated through insurance carriers or insurance-focused research destination websites who make the data leads available to buy through our platform or when users complete a full quote request on our proprietary websites. Delivery occurs at the time of lead transfer. The data we generate from each Consumer Referral feeds into our analytics model to generate conversion probabilities for each unique consumer, enabling discovery of predicted return and cost per sale across the platform and helping us to improve our platform technology. We monitor the number of Consumer Referrals on our platform in order to measure Transaction Value, revenue and overall business performance across our verticals and platform models. For the three months ended March 31, 2021, Transaction Value generated from clicks, calls and leads represented 82.6%, 7.2% and 10.2% of total Transaction Value, respectively.

Q1 2021

Adjusted EBITDA

We define “Adjusted EBITDA” as net income excluding interest expense, income tax benefit (expense), depreciation expense on property and equipment, and amortization of intangible assets, as well as equity-based compensation expense and transaction expenses. Adjusted EBITDA is a non-GAAP financial measure that we present to supplement the financial information we present on a GAAP basis. We monitor and present Adjusted EBITDA because it is a key measure used by our management to understand and evaluate our operating performance, to establish budgets and to develop operational goals for managing our business. We believe that Adjusted EBITDA helps identify underlying trends in our business that could otherwise be masked by the effect of the expenses that we exclude in the calculations of Adjusted EBITDA. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects. In addition, presenting Adjusted EBITDA provides investors with a metric to evaluate the capital efficiency of our business.

Adjusted EBITDA is not presented in accordance with GAAP and should not be considered in isolation of, or as an alternative to, measures presented in accordance with GAAP. There are a number of limitations related to the use of Adjusted EBITDA rather than net income, which is the most directly comparable financial measure calculated and presented in accordance with GAAP. These limitations include the fact that Adjusted EBITDA excludes interest expense on debt, income tax benefit (expense) and depreciation and amortization. In addition, other companies may use other measures to evaluate their performance, including different definitions of “Adjusted EBITDA,” which could reduce the usefulness of our Adjusted EBITDA as a tool for comparison.

The following table reconciles Adjusted EBITDA with net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three months ended March 31, 2021 and 2020.

	Three Months Ended March 31,
(in thousands)	2021	2020
Net income	$177	$8,835
Equity-based compensation expense	10,602	1,266
Interest expense	2,301	1,715
Income tax (benefit)	(364)	—
Depreciation expense on property and equipment	82	67
Amortization of intangible assets	746	804
Transaction expenses(1)	2,759	—
Adjusted EBITDA	$16,303	$12,687

(1)	For the three months ended March 31, 2021, transaction expenses included $2.8 million in legal, accounting, and other consulting fees related primarily to the Secondary Offering.

Q1 2021

Forward-Looking Statements

This shareholder letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our financial outlook for the second quarter and full year of 2021. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would,” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.

There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including those more fully described in MediaAlpha’s filings with the Securities and Exchange Commission (“SEC”), including the Form 10-K filed on March 15, 2021 and the Form 10-Q to be filed for the first quarter of 2021. These factors should not be construed as exhaustive. MediaAlpha disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this shareholder letter.

Q1 2021